UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                                 FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT 0F 1934.

                                    COMMISSION FILE NUMBER  33-46427

                      GMAC 1992-C Grantor Trust
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           (Exact name of registrant as specified in its charter)

                      One First National Plaza
           Suite 0126, Chicago, Il 60670 (312-732-4000)
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               5.95% Asset Backed Certificates, Class A
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         (Title of each class of securities covered by this Form)

                                None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   / /          Rule 12h-3(b)(1)(i)   / /
        Rule 12g-4(a)(1)(ii)  / /          Rule 12h-3(b)(1)(ii)  / /
        Rule 12g-4(a)(2)(i)   / /          Rule 12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(ii)  / /          Rule 12h-3(b)(2)(ii)  / /
                                           Rule 15d-6            /X/

   Approximate number of holders of record as of the certification or
notice date:   0
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   Pursuant to the requirements of the Securities Exchange Act of 1934, GMAC 1992-C Grantor Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                GMAC 1992-C GRANTOR TRUST
                                   By: GMAC, as Agent

Date: October 16, 1995            s/    Gerald E. Gross
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                                  Gerald E. Gross, Comptroller